Exhibit 99.1

ANALEX ANNOUNCES CONFERENCE CALL AND
WEBCAST FOR SECOND QUARTER EARNINGS

Alexandria, VA, July 31, 2002 – Analex Corporation (OTC BB: ANLX) today announced that it will hold a conference call and Webcast regarding its second quarter and six month earnings on Wednesday, August 7, 2002 at 11:00 a.m. (ET). The results for the quarter and six month periods ended June 30, 2002 will be released before 9:00 a.m. (ET) on the same day, prior to the commencement of trading.

A live, listen-only Webcast of Analex Corporation’s first such conference call will be available on the Company’s Website. Analex welcomes all interested parties to listen to the Webcast of its call at: http://www.analex.com on August 7th. A replay of the conference call and the question/answer session will be available at the Company’s Website for 30 days following the call.

Sterling Phillips, President and Chief Executive Officer of Analex, said, “As Analex grows, it is clear that investor interest in the Company and the Company’s policies of corporate governance warrant increased public communications. We welcome this new opportunity to inform our shareholders and other interested parties about the Company’s financial results.” Mr. Phillips and the Company’s Senior Vice President and Chief Financial Officer, Ron Alexander, will conduct the call.

A recorded replay of the conference call and question/answer session will also be available after 2:00 p.m. (ET) on August 7, 2002. The replay will be available for 14 days to hear via telephone at 800-642-1687 (reference Conference ID# 5101598).

ANALEX specializes in developing intelligence, systems engineering and biodefense solutions in support of our nation’s security. Analex focuses on designing, developing and testing aerospace products and systems; developing innovative technical solutions for the intelligence community, analyzing and supporting defense systems; and developing medical defenses and treatments for infectious agents used in biological warfare and terrorism. The Company’s stock trades on the OTC Electronic Bulletin Board under the symbol ANLX. The Company can be found on the Internet at www.analex.com. Analex investor relations can be contacted at (703) 329-9400 or via email at agordon@hadron.com.

PLEASE NOTE: Except for the historical information contained herein, this press release contains forward-looking statements within the meaning of Section 21E of the Securities and Exchange Act of 1934, as amended, that involve a number of risks and uncertainties. These forward-looking statements may be identified by reference to a future period by use of forward-looking terminology such as “anticipate,” “expect,” “could,” “intend,” “may” and other words of similar nature. There are certain important factors and risks that could cause results to differ materially from those anticipated by the statements contained herein. Such factors and risks include business conditions and growth in the medical research, pharmaceutical and government contracting arenas and in the economy in general. Competitive factors include the pressures toward consolidation of small government contracts into larger contracts awarded to major, multi-national corporations; and the Company’s ability to continue to recruit and retain highly skilled scientific, technical, managerial and sales/marketing personnel. Other risks may be detailed from time to time in the Company’s filings with the Securities and Exchange Commission. Analex undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.